Exhibit (h)(3)(iv)

EXPENSE LIMITATION AGREEMENT

NEUBERGER BERMAN ETF TRUST*

NEUBERGER FLEXIBLE CREDIT INCOME ETF

1290 Avenue of the Americas

New York, New York 10104

February 24, 2026

Neuberger Berman Investment Advisers LLC

1290 Avenue of the Americas

New York, New York 10104

Dear Ladies and Gentlemen:

Neuberger Flexible Credit Income ETF (“Fund”) is a series of Neuberger Berman ETF Trust, a Delaware statutory trust (“Trust”).

You hereby agree, from February 28, 2026 until the date noted below (“Limitation Period”), to waive fees and/or reimburse annual operating expenses (excluding interest, brokerage commissions, taxes including any expenses relating to tax reclaims, acquired fund fees and expenses, dividend and interest expenses relating to short sales, and extraordinary expenses, if any) (“Operating Expenses”) of the Fund so that the Operating Expenses of the Fund do not exceed 0.39% of average net assets until 10/31/2027 (after taking into account the Fee Waiver discussed below) and 0.49% of average net assets from 11/1/2027 to 10/31/2029 (the “Expense Limitation”) and may not be terminated during its term without the consent of the Board. Commitment fees relating to borrowings are treated as interest for purposes of this section. As noted above, the Expense Limitation for the Limitation Period from 2/28/2026 to 10/31/2027 takes into account a contractual management fee waiver of 0.10% of the Fund’s average daily net assets until 10/31/2027 (“Fee Waiver”) entered into between Neuberger Berman Investment Advisers LLC and the Trust, on behalf of the Fund, dated as of February 24, 2026. The Fee Waiver is not subject to repayment under the expense limitation arrangement described below and will not reduce expenses below the Expense Limitation.

The Fund agrees to repay you out of assets attributable to the Fund noted on Schedule A for any fees waived by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided that the repayment does not cause the Fund’s Operating Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays you, whichever is lower. Any such repayment must be made within three years after the year in which you incurred the expense.

You understand that you shall look only to the assets attributable to the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, as that term is defined in the Investment Company Act of 1940. This Agreement supersedes any prior agreement with respect to the subject matter hereof as of February 28, 2026.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

*Effective as of February 28, 2026, the Fund changed the term “Neuberger Berman” to “Neuberger” in its name.

Very truly yours,

NEUBERGER BERMAN ETF TRUST,
on behalf of
NEUBERGER FLEXIBLE CREDIT INCOME ETF

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	Chief Executive Officer and President

The foregoing Agreement is hereby accepted as of February 24, 2026.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	President and Chief Investment Officer -- Equities